Exhibit 99.1

TERMINATION OF JOINT FILING AND SOLICITATION AGREEMENT

October 4, 2013

Each of the undersigned is a party to that certain Joint Filing and Solicitation Agreement, dated March 15, 2013 (the “Group Agreement”).  Each of the undersigned hereby agrees that the Group Agreement is terminated effective immediately.

COPPERSMITH CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

SCOPIA CAPITAL MANAGEMENT LLC

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director of its Managing Member